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                                                                     Exhibit 4.8



                              PLANVISTA CORPORATION
                       4010 Boy Scout Boulevard. Ste. 607
                               Tampa Florida 33607

                                 (813) 353-2300

                                  June 28, 2002

The Lenders party from time to time
to the Credit Agreement referred to
below,in their capacities as such, and to the Investors under the Issuance Agreement referred to below:

Ladies and Gentlemen:

         Reference is made to that certain letter agreement dated April 12, 2002 (the "Letter Agreement") among PlanVista Corporation and the financial institutions party to that certain Third Amended and Restated Credit Agreement dated April 12, 2002 (the "Credit Agreement") from time to time as Lenders (the "Lenders") and Wachovia Bank, National Association, as Administrative Agent, and to Wachovia Bank, National Association, as agent for the financial institutions listed as Investors under that certain Series C Convertible Preferred Stock Issuance and Restructuring Agreement dated April 12, 2002 (the "Issuance Agreement"). Capitalized terms used herein without definition have the meanings assigned to them by the Credit Agreement.

         This letter hereby amends and restates the Letter Agreement to reflect certain rights and conditions to which the parties have agreed following execution of the Letter Agreement.

         In connection with the execution and delivery of the Credit Agreement and the Issuance of the Series C Preferred Stock of PVC, PVC has informed the Lenders that it is PVC's intention to raise equity capital through a public or private sale of its Common Stock (the "Equity Offering"). In connection with the Equity Offering, the Company intends to effect a one-for-five reverse stock split of the Common Stock (the "Reverse Stock Split"), subject to stockholder approval and as described in the Company's definitive Proxy Statement filed with the Securities and Exchange Commission (the "SEC") on June 17, 2002 (the "Proxy Statement), to be implemented prior to the effective date of the Equity Offering. The Lenders, in their capacities as such and as holders of the Series C Preferred Stock, will be separately asked to consent to the amendment of the Company's Certificate of Incorporation as provided in the Proxy Statement to give effect to the Reverse Stock Split. The Lenders agree hereby that if the following conditions shall have been satisfied within 120 days (or if the 120th day should fall on a day other than a business day, then by the close of the next business day following the 120th day) after the Closing Date under the Credit Agreement and the Issuance Agreement:

     (i) the Company shall have paid to the Lenders, out of the proceeds of the Equity Offering or other funds of the Company, the sum of $40,000,000 plus accrued but


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            unpaid interest under the Credit Agreement, plus the outstanding principal balance of and all accrued but unpaid interest on the Additional Note, plus all amounts due and owing to the Lenders for the fees and expenses of their counsel and consultants (including, without limitation, such fees and expenses relating to the Restructuring) incurred in connection with the Credit Agreement and prior credit agreements with the Company and its Subsidiaries;

     (ii) the Company shall have either (A) obtained and delivered to the Lenders satisfactory evidence of having obtained letters of credit in substitution for or replacement of the letters of credit outstanding under Article III of the Credit Agreement, or (B) delivered cash collateral to the issuer of such letters of credit as security for the timely reimbursement of all amounts drawn under such outstanding letters of credit in an amount equal to 110% of the face amount of such outstanding letters of credit;

     (iii) the Company shall have issued to the Lenders an additional 1,650,000 (subject to adjustment for the Reverse Stock Split) shares of Common Stock (in addition to the 150,000 shares of Common Stock issued to the Lenders as fees in connection with the Restructuring or under prior credit agreements (the "Fee Shares")); and

     (iv) to the extent that the Company files a registration statement with the SEC in connection with the Equity Offering, the Company shall include therein the Fee Shares to be sold by the Lenders in such Equity Offering;

then, and in such event, the Lenders agree that such amount shall constitute payment in full of all amounts outstanding under the Credit Agreement and the related Notes (other than amounts owed in respect of any letters of credit remaining outstanding pursuant to item (ii)(B) above), and the Lenders agree to:

     (1) cancel the Credit Facilities and all letters of credit outstanding thereunder (other than any letters of credit remaining outstanding pursuant to item (ii)(B) above);

     (2) return all Notes issued by the Company under the Credit Agreement, including the Agent Note and the Additional Note, to the Company, marked "cancelled";

     (3) terminate all related agreements (including but not limited to the Stockholders Agreement and all guaranties or other credit support agreements);

     (4) release all security interests and liens securing the Obligations of the Borrowers and the Subsidiaries under the Credit Agreement; and

     (5) return to the Company all Series C Preferred Stock issued under the Issuance Agreement or as PIK Shares (as defined in the Issuance Agreement), which return shall constitute a complete redemption of the Series C Preferred Stock without any additional payment therefor.



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         Within ten (10) days following written notice by us to each Lender of our satisfaction of the conditions under (i), (ii) and (iii) above (the "Option Election Period"), each Lender who elects to exercise the Put Option (as defined below) will provide written notice to the Company of its election to exercise the option (the "Put Option") to sell to the Company its allocable portion of the 1,650,000 shares of the Company's Common Stock to be received hereunder at the per share price at which the Equity Offering is effected (net of underwriting discounts and commissions), such sale to close within ten (10) days of the expiration of the Option Election Period. If the Equity Offering is effected as an underwritten public offering, any Lender that does not exercise its Put Option in full or holds any Fee Shares after the closing of the equity offering shall, pursuant to an agreement with the Company's underwriters, subject to the following sentence, agree not to sell, directly or indirectly, during the one hundred and eighty (180) days following the closing of the Equity Offering (the "Lock-Up Period"), any shares of the Company's Common Stock, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock. Any Lender that elects not to exercise its Put Option in full or whose Fee Shares registered in the Equity Offering are not sold due to a reduction in the number of shares to be sold at the request of the underwriters in connection with an underwritten Equity Offering, may sell its Fee Shares, any Common Stock issued to it hereunder or any other securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock in a private transaction to (i) a purchaser that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Lender and (ii) any other Lender, so long as such affiliated purchaser or such Lender agrees to be bound by the selling restrictions contained in this paragraph until the expiration of the Lock-Up Period. In the event that the Lenders, or any of them, elect not to exercise their Put Option in full, or to the extent that any Fee Shares registered in the Equity Offering are not sold due to a reduction in the number of shares to be sold at the request of the underwriters in connection with an underwritten Equity Offering, the Company agrees to include any such shares for registration on a delayed or continuous basis on an appropriate registration statement (the "Shelf Registration"), to be filed with the SEC not later than one hundred five (105) days after the closing of the Equity Offering. Notwithstanding anything stated herein, to the extent any shares of the Company's Common Stock held by Lenders remain unsold after the expiration of the Shelf Registration, the Lenders shall continue to have incidental registration rights as provided under Article V, Section 5.2 of the Stockholders Agreement, and such shares shall continue to be deemed "Registrable Securities" for such purposes until they have been sold pursuant to an effective registration statement filed with the SEC or in compliance with Rule 144(k), or otherwise cease to be outstanding. Accordingly, the provisions of Article V, Sections 5.2, 5.3, 5.4, 5.5, 5.6(a), 5.7, 5.8, 5.9 and 5.10 of the Stockholders Agreement
shall survive following the consummation of the transactions contemplated by this letter agreement.

         Exercise of the Put Option by any Lender shall not be subject to or contingent upon exercise of the Put Option by any other Lender. Notwithstanding any other provision of this letter agreement, nothing herein shall obligate any Lender to return to the Company any portion of the 150,000 shares of Common Stock issued to the Lenders as fees in connection with the Restructuring or under prior credit agreements.

         If any of the conditions to the Lenders' agreements herein are not satisfied or waived at the end of 120 days (or if the 120th day should fall on a day other than a business day, then by the



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close of the next business day following the 120th day) from April 12, 2002, this letter agreement shall automatically terminate and be of no further force and effect.

         Any reference to any number of shares in this letter agreement does not reflect the effect of the Reverse Stock Split, and any such shares are to be adjusted for the Reverse Stock Split once it becomes effective.

         Please indicate your agreement with the foregoing by executing a counterpart of this letter agreement and returning it to the Company.

                              PLANVISTA CORPORATION


                              By:      /s/ DONALD W. SCHMELING
                                  ------------------------------------
                              Name:        Donald W. Schmeling
                              Title:       Chief Financial Officer




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The foregoing terms are accepted:

                              WACHOVIA BANK, NATIONAL ASSOCIATION,
                              as a Series C Stockholder and as Administrative Agent


                              By:  /s/ MATTHEW BERK
                                 ---------------------------------
                              Name:    Matthew Berk
                              Title:   Authorized Officer


                              CREDIT LYONNAIS, NEW YORK BRANCH

                              By:  /s/ JOHN-CHARLES VAN ESSCHE
                                 ---------------------------------
                              Name:    John-Charles van Essche
                              Title:   Vice President


                              SUNTRUST BANK

                              By:  /s/ SAMUEL BALLESTEROS
                                 ---------------------------------
                              Name:    Samuel Ballesteros
                              Title:   Director


                              FLEET NATIONAL BANK

                              By:  /s/ FRED P. LUCY, II
                                 ---------------------------------
                              Name:    Fred P. Lucy, II
                              Title:   Vice President


                              SOUTHTRUST BANK

                              By:  /s/ B. E. DISHMAN
                                 ---------------------------------
                              Name:    B. E. Dishman
                              Title:   Vice President




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                              COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEEBANK BA
                              "RABOBANK NEDERLAND", NEW YORK BRANCH

                              By:  /s/ JOHN MCMAHON
                                 -----------------------------
                              Name:    John McMahon
                              Title:   Vice President


                              BANK OF AMERICA, N.A.

                              By:  /s/ JOSEPH M. MARTENS
                                 -----------------------------
                              Name:    Joseph M. Martens
                              Title:   Senior Vice President


                              AMSOUTH BANK

                              By:  /s/ WILLIAM R. HOOG
                                 -----------------------------
                              Name:    William R. Hoog
                              Title:   Vice President


                              HIBERNIA NATIONAL BANK

                              By:  /s/ TAMMY ANGELETY
                                 -----------------------------
                              Name:    Tammy Angelety
                              Title:   Vice President


                              FIFTH THIRD BANK, CENTRAL OHIO

                              By:  /s/ MARK RANSOM
                                 -----------------------------
                              Name:    Mark Ransom
                              Title:   Vice President